Penn Virginia Corporation

Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact: Frank A. Pici, Executive Vice President and Chief Financial Officer

(610) 687-8900 Fax (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION ANNOUNCES NEW DIRECTORS

RADNOR, Pa., December 8, 2004 - Penn Virginia Corporation (NYSE: PVA) announced today that Joe N. Averett, Jr. and Steven W. Krablin were elected to the Company's Board of Directors.

Mr. Averett has been an Independent Trustee and Director of the Hibernia Mutual Funds since 2001. He has over 33 years of experience in the energy industry, including 18 years as President and CEO of Crystal Gas Storage, Inc., an oil and gas exploration and production and natural gas storage company. Prior to Crystal Gas Storage, Mr. Averett served as chief financial officer in several companies in the energy industry.

Mr. Krablin has served as the Senior Vice President and Chief Financial Officer of National Oilwell, Inc. (NYSE: NOI),a leading global provider of drilling equipment and other goods and services to the oil and gas industry, since 1996. He has over 22 years of experience as a senior financial executive in public companies involved in the energy industry and is a certified public accountant.

Penn Virginia President and Chief Executive Officer, A. James Dearlove said, "Penn Virginia is very pleased to announce the addition of these two directors, both of whom possess extensive knowledge and experience which will be important as Penn Virginia executes its growth plans. "

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Penn Virginia Corporation (NYSE: PVA) is an energy company engaged in the exploration, acquisition, development and production of crude oil and natural gas. Through its ownership in Penn Virginia Resource Partners, L.P. (NYSE: PVR), PVA is also in the business of managing coal properties and related assets. PVA is headquartered in Radnor, PA. For more information about PVA, visit the Company's website at www.pennvirginia.com.